Exhibit 10.15

Merchant Service Agreement

No:

Party A: Sancaijia Co., Ltd

Address: Room 401, Sancai Building, No.6 Fengcheng 2nd Road, Economic and Technological Development Zone of Xi’an

Tel: 400-000-6650

Party B: (Name of Merchant) Chengcheng Real Estate Management Co., Ltd

Unified Social Credit Code (or ID card number):	91610132MA61AGH793

Legal representative / authorized representative:	Xue Liu

Tel: 15609218957	Fax:

Address: Room 809, Xi’an juze Hotel Co., Ltd., No. 199 Weiyang Road, Economic and Technological Development Zone of Xi’an

In line with the principle of equality and mutual benefit, sincere cooperation and common development, all terms of this agreement have been reached through friendly negotiation between Party A and Party B.

The “Sancaijia platform” agreed in this agreement is independently developed, operated and managed by Party A. The contents of this agreement include the main text of the agreement and all rules that have been issued or may be issued in the future. Meanwhile, Sancaijia platform may formulate and issue special rules (hereinafter referred to as “special rules”) for platform services. For example, when special rules have conflict with other rules, the special rules shall prevail; at that time, the special rules will be issued to merchants on the platform in real time. All rules issued by Sancaijia platform are an integral part of the agreement and have the same legal effect as the main text of the agreement.

(1) When using the services provided by Sancaijia platform, the merchants promise to accept and abide by the relevant rules and regulations. Sancaijia platform has the right to formulate and modify this agreement or various rules from time to time as required. In case of any change to this agreement, Sancaijia platform will notify the merchants in the form of notice on the website. Any amendment and new rules will take effect automatically as soon as they are published on Sancaijia platform website and become part of this agreement. If the merchant does not agree to the change, it must immediately terminate this agreement by written notice; any login or continued use of the service will mean that the merchant accepts the revised agreement. Unless otherwise explicitly stated, any new content that expands the service scope or enhances the function shall be bound by this agreement.

(2) “Sancaijia platform service account” refers to the user name and password obtained by the merchant when completing the registration process, also known as “User’s name of Sancaijia platform” or “User’s name of Sancaijia platform”, which will be used as the user name and password for logging in when using Sancaijia platform. The merchant should keep the service account and password information of Sancaijia platform properly, and should not transfer or authorize others to use it in any form.

(3) Both parties declare and guarantee that, from the effective date of this agreement, they are qualified to engage in the services under this agreement, and the services conform to the provisions of the business scope recorded in their business license ; individuals have the relevant qualifications to engage in the services under this agreement. Both parties can be authorized to enter into this agreement and perform their obligations under this agreement. Both parties’ authorized representative has full and legal authorization to sign this agreement on their behalf.

The specific contents of the agreement are as follows:

1. Cooperation mode and term

Party A shall provide Party B with platform service and technical support, so as to facilitate Party B to reach an agreement with customers on housing lease. At the same time, Party A shall open a system service port for Party B in order to let Party B post housing source information on Party A’s platform.

The agreement is valid for one year from July 1, 2020 to June 30, 2021.

2. Rights and obligations of both parties

(1) Rights and obligations of Party A

1. Party A provides network information service to Party B. The network information service refers to Party B’s use of Sancaijia platform in accordance with the provisions of this agreement. Party B can publish, read, query and collect the relevant information of the housing source, including the address, building, area, orientation, fee price, promotion preference and customers of adjacent rooms information (only gender, occupation, constellation, hobbies) etc. Party B understands and agrees that in terms of the possible system update delay, such information may be inaccurate and out of sync; the information obtained after contacting and confirming with relevant departments of Sancaijia platform shall prevail.

2. Party A shall provide recommendation service for Party B on Sancaijia platform. The service refers to the display service on the activity page in the commercial promotion activities held by the Sancaijia platform.

3. Other services provided by Party A to Party B include but are not limited to market research, business promotion, marketing and other services, which shall be determined by all parties in the “Sancaijia Platform Service Agreement” or the supplementary agreement.

4. Party A shall provide Party B with the commodity display platform and the management and distribution system of backstage commodities. For details, please refer to the “Sancaijia Platform Service Agreement”.

5. Party B can upload and update the pictures and texts of the housing and manage all affairs in the system to ensure the authenticity of the housing information, service introduction, price and relevant materials.

6. Sancaijia platform is independently developed, operated and managed by Party A. Party A has the right to amend and interpret this agreement. The housing leasing business operated by Sancaijia platform conforms to the laws and regulations of the People’s Republic of China, local policies and relevant regulations.

7. Party A shall maintain the normal operation of the platform. After Party B logins into the platform legally, Party A shall open the system service port for Party B, provide support for the use of the platform, and timely reply to the system related problems encountered by Party B in using the platform service.

8. Party A can provide Party B with appropriate training and guidance as a necessary condition for market development and obligation expansion, so as to ensure the continuous and unified operation of the whole system.

9. Party A has the right to supervise and inspect the service quality and trading behavior of Party B from time to time, and timely feed back the opinions and suggestions put forward by customers through the platform to Party B. If Party A finds any abnormal transaction, it has the right to ask Party B for correction. If Party B does not make a written response within three days, Party A will directly close the transaction without compensating Party B for any loss caused by this.

10. Party A has the obligation to keep business secrets for Party B. Party A shall not disclose Party B’s data, information and related contents to any third party without Party B’s written permission except the need asked by relevant authorities.

11. Party A has the right to publicize Party B’s illegal behavior or violation of the agreement on the platform; if the circumstances are serious, the user name of Party B will be blocked, cooperation will be stopped, and relevant responsibilities will be investigated.

(2) Rights and obligations of Party B

1. As a cooperative merchant, Party B shall provide the following corresponding information affixing its official seal:

(1) Copy of Business License with the latest annual inspection.

(2) Copy of Organization Code Certificate (three certificates in one is not provided).

(3) Copy of Enterprise Tax Registration Certificate (national tax and local tax) (three certificates in one, not provided).

(4) Copy of ID card of legal representative.

(5) Copy of bank license.

(6) Legal authorization of enterprise’s brand.

(7) Copy of trademark certificate or patent certificate and other intellectual property certificate, and issue the legal authorization to allow Party A to sell the goods on its website.

(8) Pictures and related text descriptions of goods.

(9) A copy of the quality inspection report or the product quality certificate of the products applied for display (one copy is required for the poor evaluation of different brands and different categories).

All the above materials should be within the validity period.

2. Release of housing information: After Party B has successfully registered the account, it can post the housing information online through the specific section of Sancaijia platform, and will receive a prompt message after the release is successful. All online message (such as the information of a certain house or similar information reserved by users) and SMS messages do not constitute Party A’s commitment or guarantee for the successful release of the housing information.

3. User signing: after successfully registering the account number, the user can sign the online contract through the specific section of Sancaijia platform. That is, the user should sign another agreement designated by Party B with Party B, and complete the online signing of the agreement according to the prompt information of the platform: after the signing steps are completed, the user is deemed to have signed the specified agreement with Party B; after that, an electronic version of the above agreement will be generated by Sancaijia platform and saved in the user’s account.

4. Online payment: Party B shall supervise the users to complete the transaction and payment of the order through the online payment of Sancaijia platform.

5. User repair, complaint and feedback:

(1) Repair and complaint: after successfully registering the account number, users can apply for and complain about the house repair through the special section of Sancaijia platform, or call the customer service hotline of Sancaijia platform at 400-000-6650, and Sancaijia platform will reply as soon as possible, and timely arrange on-site maintenance service or handle users’ complaints.

(2) Feedback: after successfully registering the account, users can put forward their opinions and suggestions on Sancaijia platform through the specific section of Sancaijia platform.

6. According to the requirements of e-commerce platform, Party B shall provide corresponding services in time in strict accordance with its promised service content, and shall not cheat or induce customers.

7. Party B has the right to adjust the price reasonably according to the situation of the house supply, and make a standard description of the service content in the agreement.

8. Party B shall accept the guidance and supervision of Party A and deal with the feedback or complaints from customers in a timely manner.

9. Without the consent of Party A, Party B shall not disclose or distribute any content related to Party A’s proprietary information to any third party in any form, unless otherwise stipulated by laws and regulations.

10. Party B guarantees that it will abide by the laws and regulations, relevant disciplines and social ethics when using the service. If any violation leads to any legal consequences, Party B shall be responsible for it.

3. Settlement and payment of expenses

(1) Charging standard of platform service fee

Party B uses Party A’s platform and pay 3% (excluding the service charge of the third party payment platform) of the transaction amount as service fee to Party A, which shall be directly deducted by Party A when settling the bill with Party B.

(2) Standard of transaction service fee

Both parties agree to use the “Tongshang cloud” account of Tonglian payment for settlement and payment. During the agreement period, all transaction fees incurred by Party B during the transaction process shall be directly deducted by “Tonglian payment network service Co., Ltd.” and Party A shall not charge any fees. The specific fees and rates are as follows:

Payment method	Rate
RMB 10000 and above in Wechat	0. 64%
Below RMB 10000 in Wechat	0. 26%
Alipay	0. 26%
Bank card express payment (debit card)	0.41%
Bank card express payment (credit card)	0.51%
Offline P0S machine (debit card)	0.46%, RMB 20 at most
Offline P0S machine (credit card)	0.61%
Offline P0S (WeChat, Alipay, face to face pay)	0. 26%
Gateway payment (PC side)	Public to private 0.31%, public to public RMB 10 per transaction
Withdrawal service charge	RMB 1 per transaction

Note: The rate may be adjusted during the agreement period, which is subject to the actual rate charged by Tonglian payment network service Co., Ltd

(3) Standard of commission

During the term of the agreement, after Party B’s housing is rented by the tenant recommended by Party A, Party B shall pay 50% of the monthly rent of the housing to Party A as a commission, which shall be distributed to the corresponding party or company through the system platform. The tax shall be borne by the actual payee, and the fee shall be directly deducted by Party A when settling the payment with Party B.

(4) Payment base and period

1. Party B entrusts Party A to collect relevant transaction fees on behalf of Party A, including but not limited to house rental fee, deposit and other fees. Party A and Party B agree that Party A shall make settlement and payment to Party B after collecting the above fees and deducting the relevant fees stipulated in the first, second and third paragraphs of this article. If Party B has any objection after receiving the payment, it shall put forward a written opinion within 3 days of the collection. If no written objection is raised within the above time, it shall be deemed as Party B’s approval.

2. Both Party A and Party B agree to settle and pay through the “Tongshang cloud” account. According to the rules of Tonglian payment platform, payment will arrive at the account on the second natural day after Party B’s withdrawal, and the additional handling fee incurred during withdrawal shall be borne by Party B.

(5) After sales service fee

Party B shall bear the expenses of refund and other expenses caused by Party B’s housing quality or Party B’s service. The service fee, transaction fee and commission charged by Party A for these transaction shall not be refunded.

4. Confidentiality agreement

(1) Any party to this agreement shall be obliged to keep the technical information and trade secrets which the other party has not disclosed to the public confidential. Unless it is necessary for the need of relevant authorities, either party shall not disclose it to the third party without the written permission of the other party; otherwise, it shall be liable for breach of agreement and compensate for the losses.

(2) After the termination of this agreement, the obligations of each party under this agreement is not terminated accordingly. Each party shall abide by the confidentiality provisions of this agreement and fulfill the confidentiality obligations promised by them until the other party agrees to terminate this obligation, or until the breach of the confidentiality provisions of this agreement will not cause any damage to the other party.

5. Breach of agreement

(1) During the validity period of this agreement, if Party B breaks the agreement, it shall correct it within 5 days after receiving Party A’s notice and compensate for the losses caused to Party A; otherwise, Party A has the right to terminate this agreement and claim for the losses incurred.

(2) If Party B’s breach of agreement causes adverse effects or economic losses to Party A or other personnel, Party A has the right to investigate Party B’s responsibility, require Party B to eliminate the impact, and bear all economic losses caused thereby, including but not limited to direct loss, indirect loss, court acceptance fee, lawyer’s fee, transportation fee, etc, If it is the fault of both parties, they should bear the corresponding liability for breach of agreement according to the proportion of fault.

(3) Any dispute arising from or in connection with this agreement shall be negotiated by both parties in a friendly manner. If the negotiation fails, the dispute shall be submitted to the People’s Court where Party A is located.

6. Supplement, modification and cancellation of the agreement

(1) If there are any matters not covered in this agreement that need to be supplemented or modified, the supplementary agreement can be signed in written form through consensus of both parties. The supplementary agreement shall come into force after being signed and sealed by the legal representatives or authorized agents of both parties and shall have the same legal effect as this agreement.

(2) During the term of this agreement, if either party needs to terminate or change this agreement, it shall notify the other party in written form one month in advance.

(3) During the term of this agreement, neither party shall fail to perform the contents of this agreement on the grounds of the change of the company name or the change of the legal representative, person in charge and the undertaker. The address agreed in this agreement shall be the effective judicial service address.

(4) Any modification to this agreement without signature and seal of both parties shall be invalid.

(5) The modification or termination of the cooperation agreement shall not affect the rights and obligations of both parties under this agreement.

7. Force majeure

1. In the event of unforeseen or unavoidable force majeure events, Party A shall not be liable for any economic losses suffered by Party B or any partially unperformed or fully unperformed contents of the agreement.

2. The term “force majeure” in this agreement refers to the events that can not be reasonably controlled, foreseen or even foreseen but can not be avoided. The incident includes but is not limited to laws and regulations, regulatory requirements, policy adjustments or the promulgation of new laws and regulations, regulatory requirements, policy provisions, government actions, natural disasters, wars, terrorist attacks or any other similar events; failure, adjustment and update or power interruption / termination; hacker attack, computer virus invasion or attack, system or server hardware failure, technical adjustment or failure and website update not due to Party A’s reason.

8. Disclaimer

Sancaijia platform website is only used as a platform for users to browse, trade, negotiate products and services, and obtain all kinds of transaction related service information. The signing of this agreement does not mean that Sancaijia platform makes any express or implied guarantee for the legality and validity of the behavior of merchants or users and the authenticity, legality and validity of commodities. All taxable taxes incurred by merchants or users due to transactions, paid services or access to the network server of Sancaijia platform shall be paid by themselves.

9. Others

1. This agreement shall come into force after being signed or sealed by both parties.

2. This agreement is made in two copies, one for each party, with the same legal effect.

(No text below)

Party A (seal):	Party B (signature or seal):

Legal or authorized representative (signature):	Legal or authorized representative (signature):

July 1, 2020	July 1, 2020